Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS SECOND QUARTER 2006 RESULTS

(BURLINGAME, CA), August 10, 2006 — AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported its operating results for the second quarter ended June 30, 2006.

For the quarter ended June 30, 2006, the Company reported total revenues of $4.2 million compared with revenues of $2.8 million for the same period a year ago. For the six months ended June 30, 2006, the Company reported revenues of $10.3 million compared with revenues of $5.3 million for the first six months of 2005.

The Company reported net income of $85,600 or $0.06 per share for the second quarter of 2006 compared to net income of $45,900 or $0.03 per share for the second quarter of 2005. The Company had net income of $190,600 or $0.12 per share for the first six months of 2006 versus $85,700 or $0.06 per share for the first six months of 2005.

Operating lease revenue was approximately $1,095,000 and $2,275,000 higher in the three months and six months ended June 30, 2006, respectively, versus the same periods in 2005, primarily because of additional lease revenue from aircraft purchased beginning in April 2005.

Revenue from gain on sale of aircraft was approximately $409,000 for the three months and six months ended June 30, 2006 as a result of the profit from the sale of an aircraft in April 2006 compared to a loss in the prior year.

In the three months and six months ended June 30, 2006, the Company accrued approximately $780,000 and $941,000, respectively, of expense to prepare several aircraft for re-lease. In addition, during the six months ended June 30, 2006, the Company retained non-refundable maintenance reserves when two aircraft were returned at lease end and the Company recorded such amounts as other income. Based on the condition of these two aircraft at the time of return, the Company accrued approximately $2,392,000 of maintenance expense for which the Company is responsible. In the three months and six months ended June 30, 2005, the Company accrued approximately $34,000 and $50,000 of maintenance expense, primarily for the storage of several aircraft.
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Interest expense was approximately $434,000 and $836,000 higher in the three months and six months ended June 30, 2006 versus 2005, respectively, primarily as a result of increases in the index upon which the Company’s interest rates are based and a higher average principal balance in 2006 compared to 2005, the effect of which was partially offset by a lower margin in 2006 than in 2005.

Depreciation was approximately $251,000 and $556,000 higher in the three months and six months ended June 30, 2006 versus 2005, respectively, and management fees were approximately $118,000 and $272,000 higher in the three months and six months ended June 30, 2006 versus 2005, respectively, primarily because of purchases of aircraft beginning in April 2005, the effect of which was partially offset by the sale of two aircraft, one in November 2005 and the second in April 2006.

The Company's insurance expense consists primarily of insurance for off-lease aircraft, which varies depending on the type of assets insured during each period and the length of time each asset is insured. As a result of the combination of assets insured during each period and the length of time each was insured, insurance expense was approximately $23,000 and $38,000 lower in the three months and six months ended June 30, 2006, respectively, versus the same periods in 2005.

During the first quarter of 2006, the Company recorded bad debt expense of approximately $49,000 for rent receivable which was written off in connection with a lessee’s early return of an aircraft. During the second quarter of 2005, the Company recorded bad debt expense of approximately $88,000, to fully reserve the balance of a note receivable a former lessee, based on a notice received from the lessee that it had filed for reorganization.

The Company did not record any impairment charges in the first six months of 2006. In the first six months of 2005, the Company recorded an impairment charge of approximately $12,000 for one of its aircraft, based on the estimated net sale proceeds pursuant to an agreement to sell the aircraft.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

(See tables following.)

AeroCentury Corp.
Selected Financial Information
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,	March 31,	June 30,	Annual	June 30,		Annual
	2006	2006	2005	% Change	2006	2005	% Change
Summary of Operations:
Operating lease revenue	$3,833,940	$3,701,000	$2,738,480	40.0%	$7,534,940	$5,260,090	43.2%
Gain (Loss) on disposal of aircraft and aircraft engines	408,840	-	-	100.0%	408,840	(59,550)	786.5%
Other income	3,810	2,387,380	16,390	-76.8%	2,391,190	94,470	2,431.2%
Total revenues	4,246,590	6,088,380	2,754,870	54.1%	10,334,970	5,295,010	95.2%

Interest	1,251,370	1,164,260	817,140	53.1%	2,415,630	1,579,860	52.9%
Depreciation	1,230,770	1,230,190	980,270	25.6%	2,460,960	1,905,400	29.2%
Maintenance	779,490	2,553,830	33,820	2,204.8%	3,333,320	50,430	6,509.8%
Management fees	685,100	698,150	567,140	20.8%	1,383,250	1,111,490	24.5%
Professional fees and
general and administrative	122,690	166,080	137,470	-10.8%	288,770	275,920	4.7%
Insurance expense	51,210	78,040	74,360	-31.1%	129,250	166,970	-22.6%
Bad debt expense	-	48,820	88,110	-100.0%	48,820	88,110	-44.6%
Provision for impairment	-	-	-		-	12,180	-100.0%
Total expenses	4,120,630	5,939,370	2,698,310	52.7%	10,060,000	5,190,360	93.8%

Income before taxes	125,960	149,010	56,560	122.7%	274,970	104,650	162.8%

Tax provision	40,360	44,020	10,690	277.5%	84,380	18,940	345.5%

Net income	$85,600	$104,990	$45,870	86.6%	$190,590	$85,710	122.4%
Weighted average common
shares outstanding	1,543,257	1,543,257	1,543,257		1,543,257	1,543,257
Earnings per share	$0.06	$0.07	$0.03	100.0%	$0.12	$0.06	100.0%

Summary Balance Sheet:	June 30, 2006	December 31, 2005	June 30, 2005

Total assets	$96,082,270	$96,546,700	$84,007,520
Total liabilities	$76,901,590	$77,556,610	$65,124,630
Shareholders’ equity	$19,180,680	$18,990,090	$18,882,890

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